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As of July 21, 1997



VIA UPS OVERNIGHT
-----------------

The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention: Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto ("Agreement")

Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Global & International Funds, Inc. for the benefit of the International Small Cap Series and the Global Equity Series (each, a "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for each of these two Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A to the Agreement effective July 21, 1997. Kindly acknowledge your agreement to provide such services and to add these Series to Schedule A by signing in the space provided below.

                                   DELAWARE GROUP GLOBAL &
                                            INTERNATIONAL FUNDS, INC.
                                            on behalf of International Small
                                            Cap Series and Global Equity Series



                                   By: /s/ David K. Downes
                                       ----------------------------------------
                                         David K. Downes
                                   Its:  Executive Vice President
                                         Chief Operating Officer
                                         Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK

By: /s/ Rosemary M. Stidmon
    --------------------------------
     Rosemary M. Stidmon
Its: Vice President